Exhibit 23(i)

Stradley Ronon Stevens & Young LLP
2600 One Commerce Square
Philadelphia, PA 19103-7098

June 29, 2004

Gartmore Mutual Funds
1200 River Road
Conshohocken, PA 19428

Subject:	Gartmore Mutual Funds (the “Trust”) – Post-Effective Amendment No. 63, Amendment No. 64 to Registration Statement on Form N-1A, to be filed under the Securities Act of 1933 and the Investment Company Act of 1940 (the “Post-Effective Amendment”)

Ladies and Gentlemen:

     In connection with the filing of the Post-Effective Amendment, it is our opinion that, upon the effectiveness of the Post-Effective Amendment, the Class A, B, C, R, Institutional Service Class and Institutional Class shares of beneficial interest of Gartmore Actively Managed Aggressive Asset Allocation Fund, Gartmore Actively Managed Moderately Aggressive Asset Allocation Fund, Gartmore Actively Managed Moderate Asset Allocation Fund, Gartmore Actively Managed Specialty Asset Allocation Fund, Gartmore Global Natural Resources Fund and Gartmore China Opportunities Fund, each a series of the Trust, when issued upon the terms and for the consideration described in the Post-Effective Amendment will be legally issued, fully paid and nonassessable by the Trust.

     We hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours, STRADLEY, RONON, STEVENS & YOUNG, LLP
BY:	/s/ Kristin H. Ives
Kristin H. Ives, a partner